UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

KINDLY MD, INC.

(Exact name of registrant as specified in its charter)

Utah	001-42103	84-3829824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into Material Agreement

Two Prime Loan Agreement

On September 30, 2025, Kindly MD, Inc., a Utah corporation (the “Company”), through its subsidiary Naka SPV 2, LLC, a Delaware limited liability company (the “Subsidiary”) entered into a Loan Agreement with Two Prime Lending Limited, a limited company existing under the laws of the British Virgin Islands (“Two Prime”) (the “Two Prime Loan Agreement”), as it continues to evaluate long term financing options. The Two Prime Loan Agreement provides for a term loan facility in an aggregate principal amount of $203,017,500, bearing interest at a rate of 8.5% per annum, maturing on September 30, 2026 and can be prepaid at any time in whole or in part without premium or penalty. The obligations under the Two Prime Loan Agreement are secured by Bitcoin or other digital assets agreed to by the Subsidiary and Two Prime, and are subject to customary affirmative and negative covenants, representations and warranties, and events of default. The Company used the proceeds to satisfy its obligations in full under the Debenture Purchase Agreement, as defined below.

The foregoing summary of the Two Prime Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 - Termination of a Material Definitive Agreement

Termination of Secured Convertible Debenture with Yorkville

On September 30, 2025, the Company repaid in full its outstanding Secured Convertible Debenture previously issued to YA II PN, Ltd., an investment fund managed by Yorkville Advisors (the “Investor”), pursuant to that certain Secured Convertible Debenture Purchase Agreement dated May 12, 2025, by and between the Company and the Investor (the “Debenture Purchase Agreement”) by making a cash payment to the Investor of $203,000,000, representing the outstanding principal, interest, amounts and redemption premiums due as of September 30, 2025, plus reimbursement of certain fees incurred by the Investor in the amount of $17,500. In connection with the repayment of the Secured Convertible Debenture, the Debenture Purchase Agreement and the Security Documents (as defined in the Debenture Purchase Agreement) were terminated, except with respect to the indemnification rights set forth therein. The Registration Rights Agreement dated as of August 15, 2025, by and between the Company and the Investor, is no longer in effect.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registration

The information set forth above in Item 1.01 of this Current Report with respect to the Two Prime Loan Agreement is hereby incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2025, Eric Weiss notified the board of directors (the “Board”) of the Company, of his decision to resign from his positions as a member of the Board and the co-chair and member of the nominating and corporate governance committee of the Board (the “Governance Committee”). With Mr. Weiss’s resignation, the Company has one vacancy for a Class I director. Mr. Weiss’s resignation is not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices.

Effective as of Mr. Weiss’s resignation, the Board appointed Mark Yusko as the sole chair of the Governance Committee and appointed Perianne Boring as a member of the Governance Committee. In connection with this appointment, Mr. Yusko will be eligible to receive an annual cash fee of $25,000 for his service as Committee Chair, payable in accordance with the Company’s non-employee director compensation program.

Item 7.01 - Regulation FD Disclosure

On October 3, 2025, the Company issued a press release announcing its entry into the Two Prime Loan Agreement and termination of Secured Convertible Debenture with Yorkville. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1, furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Loan Agreement, dated as of September 30, 2025, among Kindly and Two Prime Lending Limited.
99.1	Press Release, dated October 3, 2025.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: October 3, 2025	By:	/s/ David Bailey
David Bailey
Chief Executive Officer

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